Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-166179, 333-192295 and 333-203460)  of our reports dated April 21, 2017, relating to (1) the financial statements and financial statement schedules of China Lodging Group, Limited and its subsidiaries (the “Group”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the translation of Renminbi amounts to U.S. dollar amounts for the convenience of the readers in the United States of America), and (2) the effectiveness of the Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of China Lodging Group, Limited for the year ended December 31, 2016.

/s/Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China

April 21, 2017